June 11, 2010

CONFIDENTIAL: Letter Of Intent

Max Draughn
Chief Executive Officer
Cypress Pharmaceutical Inc.
135 Industrial Boulevard
Madison
Mississippi 39110

Dear Mr. Draughn:

     Striker (“THE COMPANY”) is pleased to submit the following non-binding letter of intent to Cypress Pharmaceutical, Inc. (“Cypress”). THE COMPANY will endeavor to sign final agreements within thirty (30) days following the closing of definitive due diligence (the “Closing Date”). A separate addendum listing initial due diligence items, Appendix 1, has been sent concurrently and separately to this letter of intent. This is not an exhaustive list of due diligence and further items may be considered and added at the sole discretion of THE COMPANY. This Letter Of Intent will be superceded by the terms and conditions contained in the Definitive Agreement or Asset Purchase Agreement. Striker proposes to acquire GRANISOL Oral Solution (“GRANISOL”) in accordance with the following terms and provisions:

1. Assets. In a transaction hereinafter defined as the “Proposed Transaction”, THE COMPANY anticipates acquiring from CYPRESS and its affiliates the assets related to GRANISOL, including all right, title and interest held by CYPRESS and its affiliates in each of the following assets related to GRANISOL: (a) all registered and unregistered U.S. trademarks and service marks (including any applications thereof), trade names, domain names and designs; (b) ANDA formulas, processes and methods related to the manufacturing process, including related trade secrets; (c) stability and clinical trials data, regulatory filings and correspondence and any other records; (d) packaging materials; (e) sales and marketing materials; (f) the finished product inventory with no less than eighteen (18) months dating, including only those lots where no shipments have yet occurred to any customers (the “Inventory”); (g) all supplier, distributor and wholesaler agreements (the “Contracts”); and (h) any other assets used in connection with the manufacture, production, packaging, distribution (excluding physical plant and equipment used in the manufacture and distribution of the product), marketing or sale of GRANISOL (collectively, the “Assets”).

     2. Liabilities. THE COMPANY anticipates assuming CYPRESS’s obligations to perform under the Contracts (the “Assumed Liabilities”). THE COMPANY and CYPRESS would agree that THE COMPANY would not assume any of CYPRESS’s other liabilities, including but not limited to, any liabilities for returns, chargebacks, or other discounts of any nature related to invoices containing lots shipped prior to the Closing Date and any adverse events, product reporting or other product related liabilities for such product shipped prior to the Closing Date.

     3. Purchase Price. At the closing, THE COMPANY expects to pay to CYPRESS an amount of $1,000,000 (one million US dollars). This will be determined utilizing further data which has been requested from CYPRESS as well as actual demand for GRANISOL, channel inventory, shelf life, product potential (including potential pricing, contracting and competitive dynamics) and efforts made by CYPRESS to secure their ANDA for GRANISOL, as well as complete and final diligence. The PURCHASE PRICE is expressly for the Assets (including any saleable Inventory) and for the Assumed Liabilities at the Closing Date. . This purchase price is also based solely on information provided in the CIM and would be subject to cancellation upon further due diligence performed by THE COMPANY at its sole discretion.
        The purchase will be contingent upon THE COMPANY being able to secure appropriate financing to both acquire GRANISOL and to market it. THE COMPANY has regularly and diligently informed JKF Advisors, both directly and through the COMPANY’s bankers, of its’ financing strategy.

     4. Manufacturing and Supply Agreement. THE COMPANY and CYPRESS will cooperate with each other in good faith in the negotiation and preparation of a manufacturing and supply agreement for the active pharmaceutical ingredient (the “API”) with Hubei Haosun Pharmaceutical Co. Ltd. and for the finished product manufacturing with Therapex®, a division of Bracco S.p.A. (“Bracco”), (collectively, the “Manufacturers”). Such manufacturing and supply agreements to be completed in conjunction with the Closing. Pursuant to this manufacturing and supply agreement, the Manufacturers would agree to manufacture GRANISOL for THE COMPANY for an initial term of five years (the “Initial Term”) and to work with THE COMPANY to make sample product available in a presentation to be determined, including the performance of stability studies, if required. THE COMPANY would agree to purchase at least minimum quantities to be determined by THE COMPANY and the Manufacturers. The Manufacturers would agree to provide the output from their manufacturing facilities related to GRANISOL exclusively to THE COMPANY. THE COMPANY and the Manufacturers will attempt to negotiate provisions regarding the Manufacturers manufacture and production of product line extensions for THE COMPANY and an extension of the term of this manufacturing and supply agreement for an additional five years. In the event THE COMPANY and the Manufacturers are unable to reach agreement on such agreement extension beyond the initial five year period, the Manufacturers will so inform THE COMPANY within twelve (12) months prior to the expiration of the Initial Term and will agree to make the required technological transfers to THE COMPANY to enable THE COMPANY or its agent to manufacture, produce and package GRANISOL, such transfer to be complete no less than ninety (90) days in advance of the termination of this manufacturing and supply agreement.

Additionally, THE COMPANY would be free to approach other manufacturers of the active pharmaceutical ingredient for GRANISOL (“API”) with the intent of obtaining an exclusive manufacturing relationship with such other manufacturers to run concurrent with the exclusive relationship with Hubei Haosun. To the extent THE COMPANY is successful in reaching agreement with another API manufacturer, its requirements from Hubei Haosun may be reduced. THE COMPANY would be free to approach other manufacturers of the finished product for Granisol with the intent of obtaining an exclusive manufacturing relationship with such other manufacturers to run concurrent with the exclusive relationship with Therapex, a Division of Bracco S.p.A. To the extent THE COMPANY is successful in reaching agreement with another finished product manufacturer, its requirements from Therapex may be reduced.

     5. Contingencies. The Proposed Transaction is contingent upon, among other things, (a) THE COMPANY’s satisfaction with its due diligence examination of the Assets, (b) the approval of the THE COMPANY’s board of directors, (c) the negotiation and execution of a mutually acceptable definitive purchase agreement and a mutually acceptable definitive supply agreement and other related documents and (d) the completion of an appropriate financing to both acquire GRANISOL and to market it.

     6. Access. To facilitate THE COMPANY’s due diligence, CYPRESS shall provide THE COMPANY and its representatives, access to all of CYPRESS’s facilities and documents related to the Assets and to all of its key management and other personnel involved in the business related to the Assets. This will include full access to the Manufacturers production facility and full disclosure of the production process, product costing currently in effect and any other information relevant to the manufacturing of the product.

     7. Maintenance of Assets. Pending execution of the definitive purchase agreement and until closing, CYPRESS shall (a) continue to operate its business related to the Assets in the ordinary course and consistent with past practice, and (b) take such steps as are necessary and appropriate to preserve the Assets and the business related to the Assets, including, without limitation, retaining relationships with suppliers, distributors, wholesalers and customers. CYPRESS shall ensure that shipments into the distribution channels are made so as to maintain normal inventory levels not to exceed one month’s demand to minimize any adverse effect on future sales of GRANISOL subsequent to the Closing Date.

     8. Purchase Agreement. THE COMPANY and CYPRESS will cooperate with each other in good faith in the negotiation and preparation of the definitive purchase agreement, the definitive supply agreement and related documents, the making of any required governmental filings and obtaining all necessary approvals and consents from third parties. The definitive purchase agreement will contain customary representations and warranties, covenants and indemnities. CYPRESS and the Manufacturers would also agree to train a designated number of THE COMPANY personnel on the manufacture, production and packaging of GRANISOL.

     9. Exclusivity. Commencing on the date hereof and continuing through 90 days after the execution and delivery of this letter of intent, CYPRESS and its affiliates, representatives and advisors shall immediately discontinue and shall not institute, pursue or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with any person or entity concerning any licensing, acquisition, purchase, sale or disposition of any of the Assets. CYPRESS acknowledges and agrees that THE COMPANY is relying on CYPRESS’s covenants in this paragraph and, as a result of such reliance, will be incurring considerable expense (including devoting significant management time and, as a result thereof, foregoing other opportunities) in connection with completion of THE COMPANY’s due diligence review of the Assets which may extend beyond a ‘physical’ due diligence at the CYPRESS facility. Accordingly, CYPRESS agrees that in the event of any breach of this paragraph, THE COMPANY shall be entitled to equitable relief, including an injunction and specific performance, together with reimbursement by CYPRESS to THE COMPANY of all of THE COMPANY’s expenses (including legal fees) incurred in connection with or related to the Proposed Transaction, if the Proposed Transaction is not consummated as a result of such breach.

     10. Confidentiality. This letter of intent and the Proposed Transaction shall remain confidential between the parties. No public announcement shall be made by any of the parties or their respective affiliates, representatives or advisors with respect to this letter of intent or the Proposed Transaction without the approval of the other party, unless otherwise required by law. The parties shall continue to abide by the provisions of the Confidentiality Agreement dated as of May 28, 2010, by and between THE COMPANY and CYPRESS. Such confidentiality would include, but would not be limited to, the prohibition of disclosures to any customers of CYPRESS that might purchase excess inventories prior to the transaction date, thereby overloading the distribution channels.

     11. Non-Competition. CYPRESS will agree for a period of ten (10) years to not compete with GRANISOL in the relevant therapeutic or prophylaxis markets (the “Markets”) through development, partnership, licensing, acquisition or in any other way make available, distribute, market or sell a 5HT3 mechanism of action anti-emetic in any formulation or dosing or any other anti-emetic working through a different or complementary mechanism of action.

     12. Governing Law; Venue. This letter of intent shall be, and the definitive purchase agreement will be, governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflict of laws and principles thereof. THE COMPANY and CYPRESS agree to submit to the exclusive jurisdiction of the courts of the State of New Jersey and of the United States located in the State of New Jersey and agree to waive, to the fullest extent permissible by law, any objection to the laying of venue of any suit, action or proceeding arising out of this letter of intent, or any definitive purchase agreement, in any such court.

     13. Expenses. Except as set forth in paragraph 10, each party shall be responsible for the fees, costs and expenses incurred by it in connection with the Proposed Transaction whether or not the Proposed Transaction is consummated.

     14. Non-binding. This letter of intent is not intended to bind THE COMPANY nor CYPRESS in any way, but is written solely as an expression of the terms upon which THE COMPANY and CYPRESS would consider the Proposed Transaction. Notwithstanding the foregoing provision, THE COMPANY and CYPRESS intend paragraphs 10, 11, 12 and 13 and this paragraph to be binding (the “Binding Paragraphs”). THE COMPANY and CYPRESS intend that, other than the Binding Paragraphs, any legal rights and obligations between THE COMPANY and CYPRESS will come into existence only upon the parties’ execution and delivery of a written definitive purchase agreement.

     If these basic terms and conditions of the Proposed Transaction are acceptable to you, please indicate so by executing this letter of intent below and returning it to the undersigned by 5:00 p.m., Eastern Daylight Time, on June 18, 2010, after which time the terms of this letter of intent shall expire.

Regards,

Joe Carusone, Striker

By:	/s/ Joe Carusone
Name: Joe Carusone
Title: President

Agreed and accepted as of ___, 2010.

CYPRESS PHARMACEUTICAL, INC.

By:	/s/ Max Draughn
Name: Max Draughn
Title: CEO

Witnessed.

By:	/s/ Cameron Durrant
Name: Cameron Durrant
Title: Consultant to Striker